                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACT:

Richard Soloway, CEO                      Stephen D. Axelrod, CFA
                                          Kevin S. Buchel, Senior VP
    Andria Arena (Media)
NAPCO SECURITY SYSTEMS, INC.              WOLFE AXELROD WEINBERGER ASSOC. LLC
(631) 842-9400 ext. 120                   (212) 370-4500; (212) 370-4505 fax
                                          steve@wolfeaxelrod.com


                          NAPCO SECURITY SYSTEMS, INC.
                               REPORTS FISCAL 2004
                       2ND QUARTER AND SIX-MONTHS RESULTS

             - COMPANY IN COMPLIANCE WITH SEC FILING REQUIREMENTS -
               - STRONG SECOND QUARTER GENERATES $0.21 PER SHARE -
                  - NASDAQ SYMBOL EXPECTED TO REVERT TO NSSC -

AMITYVILLE, NEW YORK - FEBRUARY 17, 2004 -- NAPCO SECURITY SYSTEMS, INC. (NASDAQ: NSSCE) one of the world's leading suppliers of high performance electronic security equipment for over 30 years, announced today financial results for its second quarter and six months ended December 31, 2003.

Net sales for the second quarter ended December 31, 2003 increased 5.6% to $14,629,000 from $13,859,000 reported for the same quarter a year earlier. Net income for the quarter increased to $728,000, or $0.21 per diluted share, compared to net income of $145,000, or $0.04 per diluted share, as restated, reported for the same year ago period. The increase in sales for the second quarter were due primarily to increased sales of the Company's door locking and access control products.

Net sales for the six months ended December 31, 2003 decreased 4.4% to $24,464,000 from $25,584,000 reported for the six months ended December 31, 2002. Net income for the first half of fiscal 2003 increased to 446,000, or $0.13 per diluted share, compared to a net loss of ($38,000), or ($0.01) per share, as restated, for the same period a year earlier. The decrease in sales is primarily due to the previously disclosed lower burglar and fire alarm sales as a result of a major distributor's decision to institute a company-wide inventory reduction program. NAPCO has realigned its distribution network and no longer sells to this distributor.

Richard Soloway, Chairman and President, stated, "With the filing of our Form 10Q for the quarters ended September 30, 2003 and December 31, 2003, NAPCO is now in compliance with all of the filing requirements as set forth by the SEC and, thereby, we expect that the "E" designation on its NASDAQ Symbol will be removed and trading will change back to the regular symbol: NSSC.

"Our second quarter fiscal 2004 results reflect the kind of performance that NAPCO hopes to report going forward," stated Mr. Soloway. "That is, increased revenues and significantly improved net income. Bolstering our performance in the second quarter were improved sales in both access control and locking devices."

                                                                        - MORE -
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"An additional factor which is having a positive impact on our results and is expected to be more significant in subsequent quarters is the reorganization of our distribution network. Our previous selling arrangement with a leading distributor, who also installs and monitors alarms, pitted that company against the many thousands of independent security dealers and independent distributors. Now, with our distribution realignment, the independent alarm dealer no longer has to concern himself that we are selling to an organization that will directly compete with him for the installation of security systems. Our dealers, some of which previously expressed concern about this situation, have reacted enthusiastically to the new arrangement and we anticipate that this will translate into the purchase of NAPCO burglar and fire alarm products in greater quantities as a result," Mr. Soloway noted.

"NAPCO's commitment to its customers is further evidenced by the steady stream of new products that are developed as a result of our substantial R&D budget. Through the years, NAPCO has committed the resources to develop innovative, leading edge security products, systems and solutions and will continue to do so to maintain its leadership position. Each year we develop a host of new products and solutions that incorporate the latest technologies improving performance and pricing levels to help grow their market penetration."

NAPCO's strong financial position will allow the Company to aggressively pursue opportunities as they arise. As of December 31, 2003, NAPCO had a current ratio of 4.7-to-1, working capital of $27.3 million and a debt-to-equity ratio of 0.4-to-1. Borrowings continue to decline and stood at $13.55 million, a decrease of $2.45 million since June 30, 2003. Book value stands at $10.57 per share. Inventories while controlled at $17.5 million are up slightly from earlier levels in anticipation of the normal cyclical rise in business in the second half of the fiscal year.

The NAPCO Security Systems, Inc. annual meeting is set for April 16, 2004.

"NAPCO is back on track," Mr. Soloway concluded, "and we look forward to reporting improved results in subsequent quarters."

                          -----------------------------

NAPCO SECURITY SYSTEMS, INC. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional and industrial applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market; a market whose current size exceeds $25 billion.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

                              - TABLES TO FOLLOW -
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                  NAPCO SECURITY SYSTEMS, INC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                         Three Months Ended                Six Months Ended
                                                            December 31,                     December 31,
                                                            ------------                     ------------
                                                       2003             2002             2003             2002
                                                    -----------      -----------      -----------      -----------
                                                                      (restated)                        (restated)
Net sales                                           $    14,629      $    13,859      $    24,464      $    25,584
Cost of sales                                            10,077           10,290           16,929           18,967
                                                    -----------      -----------      -----------      -----------

  Gross profit                                            4,552            3,569            7,535            6,617
Selling, general and administrative expenses              3,305            3,145            6,582            6,426
                                                    -----------      -----------      -----------      -----------

  Operating income (loss)                                 1,247              424              953              191
                                                    -----------      -----------      -----------      -----------

Interest expense, net                                       102              187              230              436
Other (income) expense, net                                  24               13               36             (187)
                                                    -----------      -----------      -----------      -----------

                                                            126              200              266              249
                                                    -----------      -----------      -----------      -----------

  Income (loss) before provision
    (benefit) for income taxes                            1,121              224              687              (58)
Provision (benefit) for income taxes                        393               79              241              (20)
                                                    -----------      -----------      -----------      -----------

  Net income (loss)                                 $       728      $       145      $       446      $       (38)
                                                    ===========      ===========      ===========      ===========

Net income (loss) per share:
      Basic                                         $      0.23      $      0.04      $      0.14      $     (0.01)
                                                    ===========      ===========      ===========      ===========
      Diluted                                       $      0.21      $      0.04      $      0.13      $     (0.01)
                                                    ===========      ===========      ===========      ===========

Weighted average number of shares outstanding:
      Basic                                           3,215,776        3,423,346        3,210,083        3,393,796
                                                    ===========      ===========      ===========      ===========
      Diluted                                         3,488,567        3,654,569        3,486,129        3,393,796
                                                    ===========      ===========      ===========      ===========

                                                                        - MORE -
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                  NAPCO SECURITY SYSTEMS, INC AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                December 31,    June 30,
                                                                   2003           2003
                                                                 --------       --------
                                ASSETS
Current Assets:
  Cash                                                           $  1,794       $  1,794
  Accounts receivable, less reserve for doubtful accounts:
    December 31, 2003  $ 276
    June 30, 2003      $ 215                                       13,257         17,425
  Inventories, net                                                 17,479         16,922
  Prepaid expenses and other current assets                         1,025            525
  Deferred income taxes                                             1,253          1,253
                                                                 --------       --------
    Total current assets                                           34,808         37,919

  Property, Plant and Equipment, net                                9,152          9,466
  Goodwill                                                          9,686          9,686
  Other assets                                                        182            278
                                                                 --------       --------
                                                                 $ 53,828       $ 57,349
                                                                 ========       ========

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt                              $  1,900       $  1,900
  Accounts payable                                                  2,771          3,374
  Accrued expenses                                                  1,050          1,812
  Accrued salaries and wages                                        1,122          1,501
  Accrued income taxes                                                634            489
                                                                 --------       --------
    Total current liabilities                                       7,477          9,076

Long-term debt                                                     11,650         14,100
Deferred income taxes                                                 816            816
                                                                 --------       --------
    Total liabilities                                              19,943         23,992
                                                                 --------       --------

Shareholders' Equity:
  Common stock, par value $.01 per share; 21,000,000 shares
    authorized, 6,076,172 and 6,069,752 shares issued,
    respectively; 3,205,116 and 3,198,696 shares
    outstanding, respectively                                          61             61
  Additional paid-in capital                                        1,424          1,342
  Retained earnings                                                40,259         39,813
  Less: Treasury stock, at cost (2,871,056 shares)                 (7,859)        (7,859)
                                                                 --------       --------
    Total stockholders' equity                                     33,885         33,357
                                                                 --------       --------
                                                                 $ 53,828       $ 57,349
                                                                 ========       ========